Exhibit 10.3.1

MGIC INVESTMENT CORPORATION
2002 Stock Incentive Plan

Section 1
General

1.1     Purpose. The MGIC Investment Corporation 2002 Stock Incentive Plan (the "Plan") has been established by MGIC Investment Corporation (the "Company") to secure for the Company and its Subsidiaries the benefits of the additional incentive inherent in the ownership of the Company's Common Stock, $1.00 par value (the "Stock"), by certain executive officers and other key employees of the Company and its Subsidiaries and by Non-Employee Directors of the Company, all of whom are important to the success and the growth of the business of the Company, and to help the Company secure and retain the services of such persons.

1.2.     Participation. Subject to the terms and conditions of the Plan, the Committee shall determine and designate, from time to time, from among the Eligible Individuals, those persons who will be granted one or more Awards under the Plan, and thereby become "Participants" in the Plan.

1.3.     Definitions. Capitalized terms in the Plan are defined as set forth in the Plan (including the definition provisions of subsection 8.1 of the Plan).

Section 2
Options and SARs

2.1.     Definitions.

(a) The grant of an "Option" entitles the Participant to purchase shares of Stock at an Exercise Price established by the Committee. Any Option granted under the Plan may be either an incentive stock option (an "ISO") or a non-qualified option (an "NQO"), as determined in the discretion of the Committee. An "ISO" is an Option that is intended to satisfy the requirements applicable to an "incentive stock option" described in Section 422(b) of the Code. An "NQO" is an Option that is not intended to be such an "incentive stock option."

(b) A stock appreciation right (an "SAR") entitles the Participant to receive, in cash or Stock (as determined in accordance with subsection 4.7), value equal to (or otherwise based on) the excess of: (a) the Fair Market Value of a specified number of shares of Stock at the time of exercise; over (b) an Exercise Price established by the Committee.

2.2.     Exercise Price. The "Exercise Price" of each Option and SAR granted under the Plan shall be established by the Committee or shall be determined by a method established by the Committee at the time the Option or SAR is granted, except that the Exercise Price shall not be less than 100% of the Fair Market Value of a share of Stock on the date of grant.

2.3.     Exercise. An Option and an SAR shall be exercisable in accordance with such terms, conditions, restrictions and contingencies, including those governing the period(s) during which such Awards may be exercised, as the Committee shall determine, except that the term of an Option and an SAR may not exceed ten years.

2.4.     Payment of Exercise Price. The payment of the Exercise Price of an Option shall be subject to the following:

(a) Except as provided in the remainder of this subsection 2.4, the entire Exercise Price for shares of Stock purchased upon the exercise of an Option shall be paid at the time of such exercise.

(b) The Exercise Price shall be payable in cash or by tendering, through either actual delivery of shares or through attestation, shares of Stock acceptable to the Committee, and valued at Fair Market Value as of the day prior to the day of exercise (or if the Committee determines, as of the day of exercise), or in any combination of such shares and cash, as determined by the Committee.

(c) The Committee may permit a Participant to elect to pay the Exercise Price upon the exercise of an Option by irrevocably authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise. In the case of an exercise arrangement described in the preceding sentence, payment of the Exercise Price may be made as soon as practicable after the exercise.

2.4.     Repricing Prohibited Without Shareholder Approval. Without the approval of the Company's shareholders, the Exercise Price of an Option that has been granted shall not be reduced nor shall a new Option be granted with an Exercise Price that is lower than an outstanding Option for which such new Option is exchanged.

Section 3
Restricted Stock and Restricted Stock Unit Awards

3.1.     Definitions. A "Restricted Stock" Award is a grant of shares of Stock, and a "Restricted Stock Unit" Award is the grant of a right to receive shares of Stock in the future, with such shares of Stock or right to future delivery of such shares of Stock subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the Participant, or achievement of performance or other objectives, as determined by the Committee.

3.2.     Restrictions on Awards. Each Restricted Stock Award and Restricted Stock Unit Award shall be subject to such conditions, restrictions and contingencies as the Committee shall determine, including the satisfaction of conditions that must be satisfied prior to the grant of the Award, such as a condition that to receive the Award, the Participant must purchase, and retain for a specified period, shares of Stock. Stock that must be purchased as a condition to the receipt of a Restricted Stock Award or a Restricted Stock Unit Award is referred to as "Purchased Stock." Purchased Stock shall be deemed to be issued or sold by the Company under the Plan.

Section 4
Operation and Administration

4.1.     Effective Date. Subject to the approval of the shareholders of the Company at the Company's 2002 annual meeting of shareholders, the Plan shall be effective as of the date of such meeting (the "Effective Date"). The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Awards are outstanding. However, except for Awards granted pursuant to commitments entered into prior to such ten-year anniversary, no Awards may be granted after the ten-year anniversary of the Effective Date.

4.2.     Shares Subject to Plan. The shares of Stock for which Awards may be granted under the Plan shall be subject to the following:

(a) The shares of Stock may be authorized but unissued shares or treasury shares. As used herein, the term "issued" and similar terms include treasury shares delivered under an Award.

(b) Subject to the following provisions of this subsection 4.2, the maximum number of shares of Stock that may be delivered to Participants and their beneficiaries under the Plan shall be equal to the sum of: (i) 7,100,000 shares of Stock; and (ii) all Purchased Stock which is purchased for cash, or in exchange for shares of Stock if, in either case, the purchase price per share of such Purchased Stock is at least equal to 100% of the Fair Market Value of the Stock on the date of the Award related to such Purchased Stock.

(c) Subject to subsections 4.2(d) and (e), the following additional limits are imposed under the Plan.

(i) The maximum number of shares that may be covered by Awards granted to any one employee shall be 2,000,000 shares. If an Option is in tandem with an SAR, such that the exercise of the Option or SAR with respect to a share of Stock cancels the tandem SAR or Option right, respectively, with respect to such share, the tandem Option and SAR rights with respect to each share of Stock shall be counted as covering but one share of Stock for purposes of applying the limit of this clause (i). If an Award is terminated, cancelled or expires, or the shares under an Award are forfeited, the number of shares subject to the Award shall be counted for purposes of applying such limit.

(ii) The maximum number of shares that may be issued under Options intended to be ISOs shall be 7,100,000 shares. The maximum number of shares that may be issued in conjunction with Awards granted pursuant to Section 3 (relating to Restricted Stock and Restricted Stock Unit Awards) shall be 5,900,000 shares.

(d) To the extent any shares of Stock covered by an Award are not delivered to a Participant or beneficiary because the Award is forfeited, canceled, or expires, or if the shares are delivered but subsequently forfeited, or the shares of Stock are not delivered because the Award is settled in cash or used to satisfy the applicable tax withholding obligation, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Stock available for delivery under subsections 4.2(b) and 4.2(c)(ii). If the Exercise Price of any Option is satisfied by tendering shares of Stock to the Company (by either actual tender or by attestation), only the number of shares of Stock issued net of the shares of Stock tendered shall be deemed delivered for purposes of determining the maximum number of shares of Stock available for delivery under subsections 4.2(b) and 4.2(c)(ii).

(e) In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee may adjust the shares of Stock that may be issued under the Plan and may also adjust Awards to preserve the benefits or potential benefits of the Awards. Action by the Committee may include: (i) adjustment of the number and kind of shares which may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the Exercise Price of outstanding Options and SARs; and (iv) any other adjustments that the Committee determines to be equitable.

4.3.     General Restrictions. Delivery of shares of Stock or other amounts under the Plan shall be subject to the following:

(a) Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares of Stock or make any other distribution of benefits unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any stock exchange or similar entity.

(b) To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

4.4.     Tax Withholding. Delivery of shares of Stock or other amounts under the Plan is subject to withholding of all applicable taxes, and the Committee may condition the delivery of any shares of Stock or other amounts under the Plan on satisfaction of the applicable withholding obligations. The Committee, in its discretion, and subject to such requirements as the Committee may impose prior to the occurrence of such withholding, may permit such withholding obligations to be satisfied through cash payment by the Participant, through the surrender of shares of Stock which the Participant already owns (including through attestation of ownership), or through the surrender of shares of Stock to which the Participant is otherwise entitled under the Plan.  In addition, the Committee may permit tax withholding in an amount in excess of the minimum required withholding amount, including through attestation of ownership.

4.5.     Grant and Use of Awards. In the discretion of the Committee, a Participant may be granted any Award permitted under the provisions of the Plan, and more than one Award may be granted to a Participant. Awards may be granted as alternatives to or replacement of Awards granted or outstanding under the Plan, or any other plan or arrangement of the Company or a Subsidiary (including a plan or arrangement of a business or entity, all or a portion of which is acquired by the Company or a Subsidiary). Subject to the overall limitation on the number of shares of Stock that may be delivered under the Plan, the Committee may use available shares of Stock as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or a Subsidiary, including the plans and arrangements of the Company or a Subsidiary assumed in business combinations.

4.6.     Dividends and Dividend Equivalents. An Award (including without limitation an Option or SAR Award) may provide the Participant with the right to receive dividend payments or dividend equivalent payments with respect to Stock subject to the Award (both before and after the Stock subject to the Award is earned, vested, or acquired), which payments may be either made currently or credited to an account for the Participant, and may be settled in cash or Stock, as determined by the Committee. Any such settlements, and any such crediting of dividends or dividend equivalents or reinvestment in shares of Stock, may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Stock equivalents.

4.7.     Settlement of Awards. The obligation to make payments and distributions with respect to Awards may be satisfied through cash payments, the delivery of shares of Stock, the granting of replacement Awards, or combination thereof as the Committee shall determine. Satisfaction of any such obligations under an Award, which is sometimes referred to as "settlement" of the Award, may be subject to such conditions, restrictions and contingencies as the Committee shall determine. The Committee may permit or require the deferral of any Award settlement, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or dividend equivalents, and may include converting such credits into deferred Stock equivalents. Each Subsidiary shall be liable for payment of cash due under the Plan with respect to any Participant to the extent that such benefits are attributable to the services rendered for that Subsidiary by the Participant. Any disputes relating to liability of a Subsidiary for cash payments shall be resolved by the Committee.

4.8.     Transferability. Except as otherwise provided by the Committee, Awards under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution.

4.9.     Form and Time of Elections. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be in writing filed with the Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

4.10.    Agreement With Company. An Award under the Plan shall be subject to such terms and conditions, not inconsistent with the Plan, as the Committee shall, in its sole discretion, prescribe. The terms and conditions of any Award to any Participant shall be reflected in such form of written document as is determined by the Committee. A copy of such document shall be provided, or otherwise made available, to the Participant, and the Committee may, but need not, require that the Participant sign a copy of such document. Such document is referred to in the Plan as an "Award Agreement" regardless of whether any Participant signature is required.

4.11.    Action by Company or Subsidiary. Any action required or permitted to be taken by the Company or any Subsidiary shall be by resolution of its board of directors, or by action of one or more members of the board (including a committee of the board) who are duly authorized to act for the board, or (except to the extent prohibited by applicable law or applicable rules of any stock exchange) by a duly authorized officer of such company.

4.12.    Gender and Number. Where the context permits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

4.13.    Limitation of Implied Rights.

(a) Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company or any Subsidiary whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Subsidiary, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the Stock or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.

(b) The Plan does not constitute a contract of employment, in the case of a Participant who is an employee, or an agreement to renominate a director as a director, in the case of a Participant who is a Non-Employee Director, and selection as a Participant will not give any participating employee or Non-Employee Director the right to be retained in the employ, or remain a director, of the Company or any Subsidiary, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any rights as a shareholder of the Company prior to the date on which the Participant fulfills all conditions for receipt of such rights.

4.14.    Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

Section 5
Change in Control

Subject to the provisions of subsection 4.2(e) (relating to the adjustment of shares), and except as otherwise provided in the Plan or the Award Agreement reflecting the applicable Award, upon the occurrence of a Change in Control:

(a) All outstanding Options (regardless of whether in tandem with SARs) shall become fully exercisable.

(b) All outstanding SARs (regardless of whether in tandem with Options) shall become fully exercisable.

(c) All Restricted Stock and Restricted Stock Units shall become fully vested.

Section 6
Committee

6.1.     Administration. The authority to control and manage the operation and administration of the Plan shall be vested in a committee (the "Committee") in accordance with this Section 6. The Committee shall be selected by the Board, and shall consist of at least two members and shall be appointed from among the members of the Board. Any member of the Committee may resign or be removed by the Board and new members may be appointed by the Board. Additionally, the Committee shall be constituted so as to satisfy at all times the outside director requirement of Code Section 162(m) and the regulations thereunder. Unless otherwise determined by the Board, the Committee shall be the Management Development, Nominating and Governance Committee. If the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

6.2.     Powers of Committee. The Committee's administration of the Plan shall be subject to the following:
(a) Subject to the provisions of the Plan, the Committee will have the authority and discretion to select from among the Eligible Individuals those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of shares covered by the Awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such Awards, and (subject to the restrictions imposed by Section 7) to cancel or suspend Awards.

(b) To the extent that the Committee determines that the restrictions imposed by the Plan preclude the achievement of the material purposes of the Awards in jurisdictions outside the United States, the Committee will have the authority and discretion to modify those restrictions as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.

(c) The Committee will have the authority and discretion to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any Award Agreement made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

(d) Any interpretation of the Plan by the Committee and any decision made by it under the Plan, including an adjustment under subsection 4.2(e), is final and binding on all persons. Except to the extent precluded by applicable law governing discrimination in employment, decisions made by the Committee under the Plan need not be uniform with respect to Participants notwithstanding that Participants are similarly situated.

6.3.     Delegation by Committee. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

6.4.     Information to be Furnished to Committee. The Company and Subsidiaries shall furnish the Committee with such data and information as it determines may be required for it to discharge its duties. The records of the Company and Subsidiaries as to an employee's or Participant's employment, termination of employment, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

Section 7
Amendment and Termination

The Board or the Committee may, at any time, amend or terminate the Plan, except that the Board may amend the Plan to prohibit or restrict the Committee's power to amend or terminate the Plan after the time at which such amendment is adopted by the Board, and any such amendment by the Board shall not be subject to change by the Committee. Notwithstanding the foregoing sentence, (i) no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary of the former Participant), adversely affect the rights of any Participant or beneficiary under any Award prior to the date such amendment is adopted; (ii) no amendment may increase the limitations on the number of shares set forth in subsections 4.2(b) and 4.2(c),~~or~~ decrease the minimum Option or SAR Exercise Price set forth in subsection 2.2, increase the maximum term of an Option or SAR from the maximum term set forth in subsection 2.3 or amend section 2.4 unless any such amendment is approved by the Company's shareholders. Adjustments pursuant to subsection 4.2(e) shall not be subject to the foregoing limitations of this Section 7.

Section 8
Defined Terms and Governing Law

8.1.     Defined Terms. In addition to the other definitions contained herein, the following definitions shall apply:

(a) Award. The term "Award" shall mean any award or benefit granted under the Plan, including, without limitation, the grant of Options, SARs, Restricted Stock Awards and Restricted Stock Unit Awards.

(b) Board. The term "Board" shall mean the Board of Directors of the Company.

(c) Change in Control. The term "Change in Control" shall mean a change in control of the Company, as defined in the Award Agreement.

(d) Code. The term "Code" shall mean the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code.

(e) Eligible Individual. The term "Eligible Individual" shall mean any executive officer or other key employee of the Company or a Subsidiary and any Non-Employee Director. An Award may be granted to an employee, in connection with hiring, retention or otherwise, prior to the date the employee first performs services for the Company or a Subsidiary, provided that such Award shall not become vested prior to the date the employee first performs such services.

(f) Fair Market Value. For purposes of determining the "Fair Market Value" of a share of Stock as of any date, the following rules shall apply:

(i) If the principal market for the Stock is a national securities exchange or the Nasdaq stock market, then the "Fair Market Value" as of that date shall be the last reported sale price of the Stock on that date on the principal exchange or market on which the Stock is then listed or admitted to trading.

(ii) If the last sale price is not available or if the principal market for the Stock is not a national securities exchange and the Stock is not quoted on the Nasdaq stock market, then the "Fair Market Value" as of that date shall be the average between the highest bid and lowest asked prices for the Stock on such day as reported on the Nasdaq OTC Bulletin Board Service or by the National Quotation Bureau, Incorporated or a comparable service.

(iii) If the day is not a business day, and as a result, paragraphs (i) and (ii) next above are inapplicable, the "Fair Market Value" of the Stock shall be determined as of the next earlier business day. If paragraphs (i) and (ii) next above are otherwise inapplicable, then the "Fair Market Value" of the Stock shall be determined in good faith by the Committee.

(g) Non-Employee Directors. The term "Non-Employee Director" means a member of the Board who is not an employee of the Company, any Subsidiary or of any person, directly or indirectly, controlling, controlled by or under common control with the Company and is not a member of the Board representing a particular holder of any class of securities of the Company.

(h) Subsidiary. The term "Subsidiary" and its plural means any company during any period in which it is a "subsidiary corporation" (as that term is defined in Code Section 424(f)) with respect to the Company.

The following terms are defined where indicated below:

Award Agreement	— Subsection 4.10
Committee	— Subsection 6.1
Exercise Price	— Subsection 2.2
ISO	— Subsection 2.1
NQO	— Subsection 2.1
Option	— Subsection 2.1
Participant	— Subsection 1.2
Purchased Stock	— Subsection 3.2
Stock	— Subsection 1.1
Restricted Stock	— Subsection 3.1
Restricted Stock Unit	— Subsection 3.1
SAR	— Subsection 2.1

8.2.     Governing Law. This Plan, and all Award Agreements, shall be construed in accordance with and governed by the laws of the State of Wisconsin, without reference to any conflict of law principles. Any legal action or proceeding with respect to this Plan, any Award or any Award Agreement, or for recognition and enforcement of any judgment in respect of this Plan, any Award or any Award Agreement, may be brought and determined only in a state court sitting in the County of Milwaukee, or the Federal District Court for the Eastern District of Wisconsin sitting in the County of Milwaukee, in the State of Wisconsin.